Exhibit 99.1

127 Industry Boulevard ● N. Huntingdon, PA 15642 ● (724) 863.9663

FOR IMMEDIATE RELEASE

The ExOne Company Announces Delay in Filing

First Quarter 2015 Results

•	Delay results from unforeseen difficulties with ERP system implementation

•	Affirming 2015 guidance previously announced on March 16, 2015

•	Currently expecting to announce first quarter results in early June 2015

NORTH HUNTINGDON, PA, May 12, 2015 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced that it has filed a Form 12b-25 today with the Securities and Exchange Commission due to a delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “Form 10-Q”).

In January 2015, the Company implemented the first phase of its new Enterprise Resource Planning (“ERP”) software system in ExOne GmbH, its largest operating subsidiary. The ERP system is intended to improve the Company’s financial reporting disclosure controls. However, unforeseen difficulties with respect to the implementation have resulted in inefficiencies and delays in accounting for the results of this quarter. Accordingly, the necessary work could not be completed in sufficient time to permit filing of the Form 10-Q on the required due date of May 11, 2015. The Company is working to finalize its results and currently expects to file its Form 10-Q for the quarter ended March 31, 2015 in early June 2015.

S. Kent Rockwell, Chairman and CEO, commented, “We are disappointed to be experiencing this reporting delay but recognize the importance of ensuring a comprehensive and correct closing process. We are putting forth extensive efforts to ensure the accuracy of our reported results as expeditiously as possible. Despite such reporting delays, we remain confident with the opportunities that our binder jetting technology presents in both the near-term and long-term, including our previously provided 2015 guidance.”

The Company is affirming its guidance for 2015 as previously announced on March 16, 2015:

•	Revenue expected to grow approximately 32% to 50%, to about $58 million to $66 million

•	Gross margin expected to be between 36% and 40%, excluding anticipated non-recurring costs estimated at $0.5 million to $1.0 million to complete facility integrations

•	SG&A expenses expected to be in a range of $21 million to $23 million, excluding approximately $0.5 million to $1.0 million of costs associated with ongoing implementation of the Company’s enterprise resource planning system

-MORE-

The ExOne Company Announces Delay in Filing First Quarter 2015 Results

May 11, 2015

•	R&D expenses expected to be in a range of $6.5 million to $7.5 million

•	Capital expenditures expected to be between $5 million and $7 million

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its eight PSCs, which are located in the United States, Germany, Italy and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Investors:
Brian W. Smith	Deborah K. Pawlowski / Karen L. Howard
ExOne, Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

-###-